Exhibit 10.62

Joint Development Agreement

Dated 14th May 2019

(1)	Brooge Petroleum and Gas Investment Company FZE

(2)	Sahara Energy Resources DMCC

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This Joint Development and Agreement (the “Agreement”)

Dated 14 May 2019

Between

(1)	Brooge Petroleum and Gas Investment Company FZE, a company incorporated under the laws of the Fujairah Free Zone and the United Arab Emirates (commercial registration no. 13-FZC-1117) whose registered office is at PO Box 50170, Fujairah Free Zone, United Arab Emirates (“BPGIC”); and

(2)	Sahara Energy Resources DMCC, a company incorporated under the laws of Dubai Multi Commodities Centre and United Arab Emirates (commercial license no. 32101) whose registered office is at 2201-C, Reef Tower, JLT, Dubai, United Arab Emirates (“Sahara”).

(each a “Party” and together the “Parties”)

Whereas

(A)	Pursuant to a Refinery and Services Agreement dated 13 March 2019 (the “RSA”), the Parties have agreed to cooperate together for Sahara to develop a refinery unit in Fujairah, United Arab Emirates (the “Project”).

(B)	Since the execution of the RSA, the parties have been working closely and in good faith to implement the terms of the RSA towards the development of the Project.

(C)	During this implementation stage, the parties have identified certain key points and steps that need to be addressed for the purpose of the Project and the execution of the Ancillary Agreements (the “Key Points”). The parties have agreed to enter into this Agreement for the purpose of working together to discuss the Key Points and agreeing a road map to complete the steps necessary for the Project to be operational within the agreed period, as set out in the RSA.

It is agreed as follows

1	Definitions and Interpretation

1.1	Definitions

Capitalized terms and expressions not defined in this Agreement shall have the same meaning given to them in the RSA

“Ancillary Agreements” means the Land Utilisation Agreement, the Refinery Operations Agreement and the Oil Storage Agreement as defined under the RSA;

“Business Day” means a day (other than a Friday or Saturday) on which banks are generally open in the UAE for normal business;

“Dispute” has the meaning given to it in Clause 14.1;

“Effective Date” means the date of this Agreement;

“Key Points” has the meaning given to it in recital (C);

“LCIA” means the London Court of International Arbitration;

“Lease Agreement” means the agreement dated 2 February 2014 between the Fujairah Municipality and BPGIC as novated by the Fujairah Municipality to the Fujairah Oil Industry Zone pursuant to an agreement dated 1 September 2014 between the Fujairah Municipality, the Fujairah Oil Industry Zone and BPGIC;

“Project” has the meaning given to it in recital (A);

“RSA” has the meaning given to it in recital (A); and

“Rules” means the DIFC-LCIA Arbitration Centre Rules.

“Subsidiary” has the meaning given to it in clause 2.1.

1.2	Interpretation

1.2.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.2.2	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.2.3	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.2.4	The table of contents and clause headings are included for the convenience of the Parties only and do not affect the Agreement’s interpretation.

1.2.5	References to a Party to this Agreement include the personal representatives, heirs, successors or permitted assigns (immediate or otherwise) of that Party.

1.2.6	Any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done if it is within the power of the relevant person to prevent that thing being done.

1.2.7	Where the words “include(s)”, “including” or “in particular” are used in this Agreement, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.

2	Incorporation of BPGIC Sahara Energy Alliance FZE

2.1	The Parties have been informed by the Fujairah Free Zone Authority that in order for the Parties to work together towards implementing the Project in the Fujairah Free Zone in accordance with the RSA, Sahara needs to incorporate an entity to be licensed by the Fujairah Free Zone Authority pursuant to the rules thereof (the “Subsidiary”).

2.2	Sahara is in the process of incorporating the Subsidiary with the cooperation of BPGIC and for the avoidance of doubt, as at the operational start date, Sahara shall be the sole owner of the Refinery.

2.3	Once incorporated, and upon agreeing on the Key Points, the Parties agree that the Subsidiary will be the owner and developer of the Project, and in that capacity, Sahara will cause the Subsidiary to enter into some or all of the Ancillary Agreements.

3	License to use the tradename “BPGIC”

3.1	To reflect the strong and strategic relationship between the Parties, Sahara and BPGIC agreed to include their respective names to the name of the Subsidiary, and Sahara has obtained the initial approval of the Fujairah Free Zone Authority and reserved the name of the Subsidiary as ‘BPGIC Sahara Energy Alliance FZE’ whilst at the same time being the sole shareholder of the Subsidiary.

3.2	Subject to Clause 3.3, BPGIC (at no cost to Sahara) hereby grants Sahara a royalty free, non-exclusive license to include the tradename “BPGIC” in the name of the Subsidiary and allows the Subsidiary to use the same solely for the purpose of the Project.

3.3	In the event of the termination of any of the Ancillary Agreements, Sahara agrees to procure that the Subsidiary shall forthwith remove the initials ‘‘BPGIC’’ from its registered name and shall thereafter cease to use the initials ‘‘BPGIC’’ in its registered name or as a tradename within a reasonable period of time.

4	Ancillary Agreements

4.1	As identified in the RSA, the Ancillary Agreements need to be agreed and executed between the Parties before the Project commences.

4.2	The Parties shall use their best efforts to discuss and resolve the Key Points and finalise the terms of the Ancillary Agreements within the timeline set out in Clause 5.

5	Timeline

5.1	The Parties agree that the timeline of signing all the Ancillary Agreements by 31 March 2019 as set out in Clause 5.1 the RSA is hereby amended to 1st June 2019 or such later date as may be agreed between the Parties.

5.2	The timeline referenced in Clause 5.2 of the RSA for the completion of the conditions precedent as set out in Clause 4 of the RSA is hereby amended to the 1st July 2019.

5.3	For the avoidance of doubt all other timelines in the RSA shall remain unchanged.

6	Road Map / Next Steps

6.1	The Parties have agreed to work together in good faith in order to meet the revised timelines referred to in clause 5 above.

6.2	In parallel, the Parties agree to continue their efforts to finalise the incorporation and licensing of the Subsidiary.

6.3	Once the Ancillary Agreements are in agreed form, the Parties will arrange for the execution of each Ancillary Agreement as soon as reasonably possible.

7	Term

7.1	This Agreement commences on the Effective Date and terminates on the date the RSA is terminated (for whatever reason).

8	This Agreement

8.1	This Agreement supplements the terms of the RSA in the areas specified in this Agreement.

8.2	Except as specifically varied by the terms of this Agreement, the original terms of the RSA shall remain in full force and effect.

8.3	In the event of any inconsistency between the terms of this Agreement and the RSA, the terms of this Agreement shall prevail.

9	Confidentiality

9.1	Subject to both parties agreeing their respective press releases and their announcements to be made at the signing ceremony for this Agreement and where such disclosure is necessary for the purpose of carrying out its obligations under this Agreement, or in accordance with the applicable laws, neither Party shall, without the prior written consent of the other, disclose to any person any confidential or commercially sensitive information which has come into its possession or which may in the course of this Agreement come into its possession relating to the other Party.

9.2	The Parties shall be bound by the provisions of this Clause 9 for the duration of this Agreement and a period of three years thereafter.

9.3	The restriction on disclosure contained in Clause 9.1 shall not apply to the disclosure of information:

9.3.1	to the extent required by law, regulatory authority, stock exchange which the party is in process of listing in or being listing at, or by an order of court; or

9.3.2	where the relevant information is or has become available in the public domain (except as result of a breach of this Clause 9).

10	Assignment

10.1	Neither Party shall assign its rights or transfer its obligations under this Agreement to any other person, firm or company without the prior written consent of the other Party, subject to Clause 10.2.

10.2	Sahara shall be able to assign its rights under this Agreement in part or full, to an affiliate, or a new entity created and owned by Sahara for the purposes of this Agreement, provided such assignment has been notified in advance to BPGIC, provided that notwithstanding any such assignment Sahara shall remain liable to fulfil its obligations under this Agreement.

11	Exclusivity

11.1	BPGIC agrees that during the Term, it will not enter into an agreement with any third party for the development of a refinery that is designed, or intended to produce the same products as the Refinery, on any of the land leased by BPGIC pursuant to the Lease Agreement, without the mutual written agreement of both Parties.

12	No partnership or agency

12.1	Nothing in this Agreement shall constitute a partnership between BPGIC and Sahara. Neither BPGIC or its staff shall be agents or employees of Sahara and neither it nor they shall be entitled to bind Sahara or to contract in its name or to create a liability against Sahara save as expressly authorised in writing by Sahara from time to time.

13	Arbitration

13.1	Any Dispute shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the “Rules”) which (save as modified by this Clause 13) are deemed to be incorporated by reference into this Clause 13.

13.2	The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

13.3	The number of arbitrators shall be three. The claimant (or, if more than one claimant, the claimants jointly) shall nominate one arbitrator and the respondent (or, if more than one respondent, the respondents jointly) shall nominate one arbitrator, in each case in accordance with the Rules. The third arbitrator, who will act as a chairperson of the arbitral tribunal, shall be nominated jointly by the two co-arbitrators, provided that if the third arbitrator has not been so nominated within 30 Business Days of the time-limit for service of the response, the third arbitrator shall be appointed by the DIFC-LCIA.

14	Governing Law

14.1	This Agreement and any dispute, difference, controversy or claim arising out of or relating to this Agreement including the negotiation, existence, validity, invalidity, enforceability, breach or termination thereof regardless of whether the same shall be regarded as contractual or not (a “Dispute”), shall be governed by the federal laws of the United Arab Emirates.

15	Severability

15.1	Should any part, term or provision of this Agreement be judged illegal or in conflict with any law, by a court of competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby.

16	No third party rights

16.1	No person other than a Party may enforce this Agreement.

17	Variation and amendment

17.1	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by an authorised signatory of each Party.

18	Miscellaneous

18.1	Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement.

18.2	Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of this Agreement as promptly as practicable and otherwise to enable execution of the Ancillary Agreements contemplated hereby and shall use commercially reasonable efforts to cooperate with the other Party to that end.

Signatures Page

Signed by Nicolaas Paardenkooper duly authorised for and on behalf of Brooge Petroleum and Gas Investment Company FZE	/s/ Nicolaas Paardenkooper
Authorised Signatory

Signed by Wale Ajibade duly authorised for and on behalf of Sahara Energy Resources DMCC	/s/ Wale Ajibade
Manager/Director